Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Fourth Quarter and Year Ended December 31, 2013 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — February 20, 2014 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2013 and the declaration of a cash dividend.

For the fourth quarter ended December 31, 2013, net operating revenues increased 0.7% to $746.2 million, compared to $741.1 million for the same quarter, prior year.  The results for the fourth quarter ended December 31, 2013 reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).  For the fourth quarter ended December 31, 2013, these changes reduced both net operating revenues and income from operations by approximately $7.3 million for the Sequestration Reduction and $2.1 million for the MPPR Reduction, respectively.  Income from operations was $68.2 million for the fourth quarter ended December 31, 2013, compared to $80.9 million for the same quarter, prior year.  Net income attributable to Select Medical was $28.9 million for the fourth quarter ended December 31, 2013, compared to $39.4 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the fourth quarter ended December 31, 2013 was $86.4 million, compared to $98.8 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the fourth quarter ended December 31, 2013 was $0.21 on a fully diluted basis, compared to $0.28 for the same quarter, prior year.

For the year ended December 31, 2013, net operating revenues increased 0.9% to $2,975.6 million, compared to $2,949.0 million for the prior year.  The results for the year ended December 31, 2013 include $23.9 million for the Sequestration Reduction and $5.7 million for the MPPR Reduction which reduced both net operating revenues and income from operations.  Income from operations was $301.4 million for the year ended December 31, 2013, compared to $336.9 million for the prior year.  Net income attributable to Select Medical was $114.4 million for the year ended December 31, 2013, compared to $148.2 million for the prior year.  Net income attributable to Select Medical for the years ended December 31, 2013 and 2012 include losses on early retirement of debt, net of tax, of $11.6 million and $3.8 million, respectively.  Adjusted EBITDA for the year ended December 31, 2013 was $372.9 million, compared to $405.8 million for the prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the year ended December 31, 2013 was $0.82 on a fully diluted basis, compared to income per common share of $1.05 for the year ended December 31, 2012.  Excluding the loss related to the early retirement of debt in each period and their related tax effects, adjusted income per common share was $0.90 and $1.07 per diluted share for the years ended December 31, 2013 and 2012, respectively.  A reconciliation of net income per share to adjusted net income per share for years ended December 31, 2013 and 2012 is presented in table IX of this release.

Specialty Hospitals

For the fourth quarter of 2013, net operating revenues for the specialty hospital segment decreased 1.4% to $548.4 million, compared to $556.0 million for the same quarter, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $7.0 million for the fourth quarter of 2013.  Adjusted EBITDA for the specialty hospital segment was $88.8 million for the fourth quarter of 2013, compared to $95.6 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 16.2% for the fourth quarter of 2013, compared to 17.2% for the same quarter, prior year.  Certain specialty hospital key statistics for the fourth quarters ended December 31, 2013 and 2012 are presented in table VI of this release.

For the year ended December 31, 2013, net operating revenues for the specialty hospital segment were $2,198.1 million, compared to $2,197.5 million for the prior year.  The Sequestration Reduction reduced both net operating revenues and income from operations for the segment by approximately $22.8 million for the year ended December 31, 2013.  Adjusted EBITDA for the specialty hospital segment for the year ended December 31, 2013 was $353.8 million, compared to $381.4 million for the prior year.  The Adjusted EBITDA margin for the segment was 16.1% for the year ended December 31, 2013, compared to 17.4% for the prior year.  Certain specialty hospital key statistics for the years ended December 31, 2013 and 2012 are presented in table VII of this release.

Outpatient Rehabilitation

For the fourth quarter of 2013, net operating revenues for the outpatient rehabilitation segment increased 6.8% to $197.8 million, compared to $185.1 million for the same quarter, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $0.4 million for the Sequestration Reduction and $2.1 million for the MPPR Reduction for the fourth quarter of 2013.  Adjusted EBITDA for the segment for the fourth quarter of 2013 increased 7.9% to $19.8 million, compared to $18.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 10.0% for the fourth quarter of 2013, compared to 9.9% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the fourth quarters ended December 31, 2013 and 2012 are presented in table VI of this release.

For the year ended December 31, 2013, net operating revenues for the outpatient rehabilitation segment increased 3.4% to $777.2 million, compared to $751.3 million for the prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $1.1 million for the Sequestration Reduction and $5.7 million for the MPPR Reduction for the year ended December 31, 2013.  Adjusted EBITDA for the segment for the year ended December 31, 2013 increased 3.8% to $90.3 million, compared to $87.0 million for the prior year.  The Adjusted EBITDA margin for the segment was 11.6% for both the years ended December 31, 2013 and 2012.  Certain outpatient rehabilitation key statistics for the years ended December 31, 2013 and 2012 are presented in table VII of this release.

Stock Repurchase Program

On February 19, 2014, the board of directors of Select Medical authorized an extension of its $350.0 million common stock repurchase program for an additional year.  The program will now remain in effect until March 31, 2015, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical did not repurchase shares during the three months ended December 31, 2013.  During the year ended December 31, 2013, Select Medical repurchased 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs.  Since the inception of the program through December 31, 2013, Select Medical has repurchased 23,606,080 shares at a cost of approximately $173.6 million, an average cost per share of $7.36, which includes transaction costs.

Dividends

On October 30, 2013, Select Medical’s board of directors declared a cash dividend of $0.10 per share, totaling $14.0 million.  The dividend was paid on November 22, 2013 to stockholders of record as of the close of business on November 12, 2013.

On February 19, 2014, Select Medical’s board of directors declared a cash dividend of $0.10 per share.  The dividend will be payable on or about March 10, 2014 to stockholders of record as of the close of business on March 3, 2014.

There is no assurance that future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Business Outlook

Select Medical confirms the business outlook it provided in its January 10, 2014 press release and expects consolidated net operating revenues for the full year 2014 to be in the range of $3.05 billion to $3.15 billion.  Select Medical expects Adjusted EBITDA for the full year 2014 to be in the range of $365.0 million to $385.0 million.  Select Medical expects fully diluted income per common share for the full year 2014 to be in the range of $0.84 to $0.93.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year results and its business outlook on Friday, February 21, 2014, at 9:00am EST. The domestic dial-in number for the call is 1-866-515-2909. The international dial-in number is 1-617-399-5123. The passcode for the call is 79781154. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, February 28, 2014. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 79857381. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of December 31, 2013, Select Medical operated 108 long term acute care hospitals and 15 acute medical rehabilitation hospitals in 28 states and 1,006 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$741,086	$746,175	0.7%

Costs and expenses:
Cost of services	620,278	627,561	1.2%
General and administrative	16,286	23,856	46.5%
Bad debt expense	7,452	9,994	34.1%
Depreciation and amortization	16,147	16,520	2.3%

Income from operations	80,923	68,244	(15.7)%

Equity in earnings of unconsolidated subsidiaries	1,321	1,029	(22.1)%
Interest expense	(22,655)	(20,750)	(8.4)%

Income before income taxes	59,589	48,523	(18.6)%

Income tax expense	18,242	17,401	(4.6)%

Net income	41,347	31,122	(24.7)%

Less: Net income attributable to non-controlling interests	1,941	2,202	13.4%

Net income attributable to Select Medical Holdings Corporation	$39,406	$28,920	(26.6)%

Income per common share:
Basic	$0.28	$0.21
Diluted	$0.28	$0.21

Weighted average shares outstanding:
Basic	137,661	136,879
Diluted	137,953	137,066

II.   Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$2,948,969	$2,975,648	0.9%

Costs and expenses:
Cost of services	2,443,550	2,495,476	2.1%
General and administrative	66,194	76,921	16.2%
Bad debt expense	39,055	37,423	(4.2)%
Depreciation and amortization	63,311	64,392	1.7%

Income from operations	336,859	301,436	(10.5)%

Loss on early retirement of debt	(6,064)	(18,747)	209.2%
Equity in earnings of unconsolidated subsidiaries	7,705	2,476	(67.9)%
Interest expense	(94,950)	(87,364)	(8.0)%

Income before income taxes	243,550	197,801	(18.8)%

Income tax expense	89,657	74,792	(16.6)%

Net income	153,893	123,009	(20.1)%

Less: Net income attributable to non-controlling interests	5,663	8,619	52.2%

Net income attributable to Select Medical Holdings Corporation	$148,230	$114,390	(22.8)%

Income per common share:
Basic	$1.05	$0.82
Diluted	$1.05	$0.82

Weighted average shares outstanding:
Basic	138,767	136,879
Diluted	139,042	137,047

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2012	December 31, 2013
Assets

Cash	$40,144	$4,319

Accounts receivable, net	359,929	391,319

Current deferred tax asset	17,877	17,624

Prepaid income taxes	3,895	—

Other current assets	31,818	41,140

Total Current Assets	453,663	454,402

Property and equipment, net	501,552	509,102

Goodwill	1,640,534	1,642,633

Other identifiable intangibles	71,745	71,907

Other assets	93,867	139,578

Total Assets	$2,761,361	$2,817,622

Liabilities and Equity

Payables and accruals	$361,620	$353,959

Current portion of long-term debt	11,646	17,565

Total Current Liabilities	373,266	371,524

Long-term debt, net of current portion	1,458,597	1,427,710

Non-current deferred tax liability	89,510	96,287

Other non-current liabilities	83,699	91,875

Total Liabilities	2,005,072	1,987,396

Redeemable non-controlling interests	10,811	11,584

Total equity	745,478	818,642

Total Liabilities and Equity	$2,761,361	$2,817,622

IV.  Consolidated Statement of Cash Flows

For the Three Months Ended December 31, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$41,347	$31,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,147	16,520
Provision for bad debts	7,452	9,994
Equity in earnings of unconsolidated subsidiaries	(1,321)	(1,029)
Gain from disposal or sale of assets	(2,422)	(488)
Non-cash stock compensation expense	1,687	1,630
Amortization of debt discount and issuance costs	2,072	1,926
Deferred income taxes	5,493	3,067
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	25,665	22,092
Other current assets	242	(525)
Other assets	4,592	(273)
Accounts payable	(2,019)	(8,081)
Due to third-party payors	(4,808)	(3,931)
Accrued expenses	10,479	5,394
Net cash provided by operating activities	104,606	77,418

Investing activities
Purchases of property and equipment	(22,997)	(28,329)
Proceeds from sale of assets	—	2,394
Investment in business, net of distributions	(4,790)	(2,463)
Acquisition of businesses, net of cash acquired	(4,496)	(817)
Net cash used in investing activities	(32,283)	(29,215)

Financing activities
Borrowings on revolving credit facility	130,000	110,000
Payments on revolving credit facility	—	(155,000)
Payments on credit facility term loans	(2,812)	(2,052)
Borrowings of other debt	2,446	6,072
Principal payments on other debt	(2,878)	(3,367)
Proceeds from bank overdrafts	4,238	5,071
Debt issuance costs	(2,291)	(94)
Dividends paid to common stockholders	(210,888)	(14,032)
Repurchase of common stock	(112)	(835)
Proceeds from issuance of common stock	713	1,525
Distributions to non-controlling interests	(271)	(465)
Net cash used in financing activities	(81,855)	(53,177)

Net decrease in cash and cash equivalents	(9,532)	(4,974)

Cash and cash equivalents at beginning of period	49,676	9,293
Cash and cash equivalents at end of period	$40,144	$4,319

Supplemental Cash Flow Information
Cash paid for interest	$12,600	$28,622
Cash paid for taxes	$17,764	$11,986

V.  Consolidated Statement of Cash Flows

For the Year Ended December 31, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$153,893	$123,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,311	64,392
Provision for bad debts	39,055	37,423
Equity in earnings of unconsolidated subsidiaries	(7,705)	(2,476)
Gain from disposal or sale of assets	(5,906)	(581)
Loss on early retirement of debt	6,064	18,747
Non-cash stock compensation expense	5,677	7,033
Amortization of debt discount and issuance costs	7,566	8,433
Deferred income taxes	7,909	7,032
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	15,158	(67,145)
Other current assets	(1,607)	(8,167)
Other assets	5,862	(3,484)
Accounts payable	(6,117)	(1,283)
Due to third-party payors	(4,448)	(1,041)
Accrued expenses	19,970	10,631
Net cash provided by operating activities	298,682	192,523

Investing activities
Purchases of property and equipment	(68,185)	(73,660)
Proceeds from sale of assets	16,511	2,912
Investment in businesses, net of distributions	(14,689)	(34,893)
Acquisition of businesses, net of cash acquired	(6,043)	(1,665)
Net cash used in investing activities	(72,406)	(107,306)

Financing activities
Borrowings on revolving credit facility	495,000	690,000
Payments on revolving credit facility	(405,000)	(800,000)
Borrowings on credit facility term loans, net of discount	266,750	298,500
Payments on credit facility term loans	(9,875)	(596,720)
Issuance of 6.375% senior notes	—	600,000
Repurchase of senior floating rate notes	—	(167,300)
Repurchase of 7 5/8% senior subordinated notes	(278,495)	(70,000)
Borrowings of other debt	8,281	15,310
Principal payments on other debt	(10,295)	(10,834)
Proceeds from (repayment of) bank overdrafts	1,227	(5,330)
Debt issuance costs	(6,527)	(18,914)
Dividends paid to common stockholders	(210,888)	(41,961)
Repurchase of common stock	(46,902)	(11,781)
Proceeds from issuance of common stock	1,817	1,525
Distributions to non-controlling interests	(3,268)	(3,537)
Net cash used in financing activities	(198,175)	(121,042)

Net increase (decrease) in cash and cash equivalents	28,101	(35,825)

Cash and cash equivalents at beginning of period	12,043	40,144
Cash and cash equivalents at end of period	$40,144	$4,319

Supplemental Cash Flow Information
Cash paid for interest	$80,722	$89,061
Cash paid for taxes	$77,614	$64,963

VI.  Key Statistics

For the Three Months Ended December 31, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	108
Rehabilitation hospitals (a)	12	15
Total specialty hospitals	122	123

Net operating revenues (,000)	$555,952	$548,374	(1.4)%

Number of patient days (b)	337,522	336,690	(0.2)%

Number of admissions (b)	13,743	13,989	1.8%

Net revenue per patient day (b)(c)	$1,542	$1,509	(2.1)%

Adjusted EBITDA (,000)	$95,575	$88,823	(7.1)%

Adjusted EBITDA margin	17.2%	16.2%

Outpatient Rehabilitation

Number of clinics — end of period	979	1,006

Net operating revenues (,000)	$185,122	$197,773	6.8%

Number of visits (d)	1,121,047	1,203,609	7.4%

Revenue per visit (d)(e)	$104	$104	0.0%

Adjusted EBITDA (,000)	$18,355	$19,807	7.9%

Adjusted EBITDA margin	9.9%	10.0%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Year Ended December 31, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	108
Rehabilitation hospitals (a)	12	15
Total specialty hospitals	122	123

Net operating revenues (,000)	$2,197,529	$2,198,121	0.0%

Number of patient days (b)	1,345,430	1,353,847	0.6%

Number of admissions (b)	55,147	55,729	1.1%

Net revenue per patient day (b)(c)	$1,534	$1,514	(1.3)%

Adjusted EBITDA (,000)	$381,354	$353,843	(7.2)%

Adjusted EBITDA margin	17.4%	16.1%

Outpatient Rehabilitation

Number of clinics — end of period	979	1,006

Net operating revenues (,000)	$751,317	$777,177	3.4%

Number of visits (d)	4,568,821	4,780,723	4.6%

Revenue per visit (d)(e)	$103	$104	1.0%

Adjusted EBITDA (,000)	$87,024	$90,313	3.8%

Adjusted EBITDA margin	11.6%	11.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Year Ended December 31, 2012 and 2013

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013
Net income	$41,347	$31,122	$153,893	$123,009
Income tax expense	18,242	17,401	89,657	74,792
Loss on early retirement of debt	—	—	6,064	18,747
Interest expense	22,655	20,750	94,950	87,364
Equity in earnings of unconsolidated subsidiaries	(1,321)	(1,029)	(7,705)	(2,476)
Stock compensation expense:
Included in general and administrative	1,102	1,591	3,538	5,276
Included in cost of services	585	39	2,139	1,757
Depreciation and amortization	16,147	16,520	63,311	64,392
Adjusted EBITDA	$98,757	$86,394	$405,847	$372,861

Specialty hospitals	$95,575	$88,823	$381,354	$353,843
Outpatient rehabilitation	18,355	19,807	87,024	90,313
Other (a)	(15,173)	(22,236)	(62,531)	(71,295)
Adjusted EBITDA	$98,757	$86,394	$405,847	$372,861

(a)              Other primarily includes general and administrative costs.

IX.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Year Ended December 31, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$148,230	$1.07	$114,390	$0.84
Earnings allocated to unvested restricted stockholders	(2,514)	(0.02)	(2,450)	(0.02)
Net income available to common stockholders	145,716	1.05	111,940	0.82

Adjustment for early retirement of debt:
Loss on early retirement of debt	6,064	0.04	18,747	0.13
Estimated income tax benefit (b)	(2,311)	(0.01)	(7,130)	(0.05)
Earnings allocated to unvested restricted stockholders	(63)	(0.00)	(249)	(0.00)

Adjusted net income available to common stockholders	$149,406	$1.08	$123,308	$0.90
Adjustment for dilution		(0.01)		(0.00)
Adjusted income per common share - diluted shares		$1.07		$0.90

Weighted average common shares outstanding:
Basic		138,767		136,879
Diluted		139,042		137,047

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.